Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom